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                                                                    EXHIBIT 4.14


                            PLACEMENT AGENT AGREEMENT

        THIS AGREEMENT ("Agreement") is made as of the 16th day of June, 1998, by and between Techniclone Corporation, a corporation organized under the laws of the state of Delaware ("Company"), and Swartz Investments LLC, a Georgia limited liability company, d/b/a Swartz Institutional Finance (the "Agent").

                                    RECITALS:

        WHEREAS, the Company proposes to issue and sell shares of its Common Stock, which are accompanied by a warrant or warrants to purchase a number of shares of Common Stock of the Company (together the "Securities") resulting in gross proceeds to the Company of a minimum of Three Million Five Hundred Thousand Dollars ($3,500,000) and a maximum of Twenty Million Dollars ($20,000,000), excluding Warrants, in an offering (the "Offering") not involving a public offering under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption from the registration requirements of the Act under Regulation D promulgated under the Act ("Regulation D"), as described below; and

        WHEREAS, the Agent has offered to assist the Company in placing the Securities on a "best efforts" basis with respect to sales of Securities thereafter up to the Maximum Proceeds (as defined below), and the Company desires to secure the services of the Agent on the terms and conditions hereinafter set forth.

                                     TERMS:

        NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1. ENGAGEMENT OF AGENT. The Company on the basis of the representations and warranties contained herein, but subject to the terms and conditions herein set forth, hereby appoints the Agent as its exclusive placement agent for this Offering, to sell, on a "best efforts basis," a minimum dollar amount of Securities resulting in gross proceeds to the Company of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Minimum Proceeds") and a maximum dollar amount of Securities, excluding Warrants, resulting in gross proceeds to the Company of Twenty Million Dollars ($20,000,000) (the "Maximum Proceeds"). The Agent, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, accepts such appointment and agrees to use its best efforts to find purchasers for the Securities. This appointment shall be irrevocable for the period commencing on the date of the executed Letter of Agreement, and ending on the earlier of (i) the Call Closing Date on which the sum of the Aggregate Initial Tranche Dollar Amount plus the aggregate of the Call Dollar Amounts for all Call Closings equal the Maximum Offering Amount pursuant to that certain Regulation D Equity Line Subscription Agreement (the "Subscription Agreement"), (ii) on June 22, 1998, if the Initial Tranche Closing has not occurred by such date, which period may be extended by the consent of the Company and the Agent (the "Offering Period"), or
(iii) June 16, 2001.

2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        In order to induce the Agent to enter into this Agreement, the Company hereby represents and warrants to and agrees with the Agent as follows:

        2.1 Offering Documents. The Company (with the assistance of the Agent and Subscriber) has prepared the Subscription Agreement, certain exhibits thereto, investor Warrants and a Registration Rights Agreement, which documents have been or will be sent to proposed investors. In addition, proposed investors have received or will receive prior to closing, copies of the Company's Annual Report on Form 10-K/A for the


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year ended April 30, 1997, and the Company's quarterly report on Form 10-Q/A for the quarter ended January 31, 1998 ("SEC Documents"). The SEC Documents were prepared in conformity with the requirements (to the extent applicable) of the Securities Exchange Act of 1934, as amended, (the "'34 Act") and the rules and regulations ("Rules and Regulations") of the Commission promulgated thereunder. As used in this Agreement, the term "Offering Documents" refer to and mean the SEC Documents, the Subscription Agreement and all amendments, exhibits and supplements thereto, together with any other documents which are provided to the Agent by, or approved for Agent's use by, the Company for the purpose of this Offering (including, but not limited to, the Registration Rights Agreement).

        2.2 Provision of Offering Documents. The Company shall deliver to the Agent, without charge, as many copies of the Offering Documents as the Agent may reasonably require for the purposes contemplated by this Agreement. The Company authorizes the Agent, in connection with the Offering of the Securities, to use the Offering Documents as from time to time amended or supplemented in connection with the offering and sale of the Securities and in accordance with the applicable provisions of the Act and Regulation D.

        2.3 Accuracy of Offering Documents. The Offering Documents, at the time of delivery to Subscribers for the Securities, conformed in all material respects with the requirements, to the extent applicable, of the '34 Act and the applicable Rules and Regulations and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On the Closing Date (as hereinafter defined), the Offering Documents will contain all statements which are required to be stated therein in accordance with the Act and the Rules and Regulations for the purposes of the proposed Offering, and all statements of material fact contained in the Offering Documents will be true and correct, and the Offering Documents will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        2.4 Duty to Amend. If during such period of time as in the reasonable opinion of the Agent or its counsel an Offering Document relating to this financing is required to be delivered under the Act, any event occurs or any event known to the Company relating to or affecting the Company shall occur as a result of which the Offering Documents as then amended or supplemented would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any time after the date hereof to amend or supplement the Offering Documents to comply with the Act or the applicable Rules and Regulations, the Company shall forthwith notify the Agent thereof and shall prepare such further amendment or supplement to the Offering Documents as may be required and shall furnish and deliver to the Agent and to others, whose names and addresses are designated by the Agent, all at the cost of the Company, a reasonable number of copies of the amendment or supplement (or of the amended or supplemented Offering Documents) which, as so amended or supplemented, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the Offering Documents, not misleading in the light of the circumstances when delivered to a purchaser or prospective purchaser, and which will comply in all respects with the requirements (to the extent applicable) of the '34 Act and the applicable Rules Regulations.

        2.5 Corporation Condition. The Company's condition is as described in its Offering Documents, except for continuing losses and changes in the ordinary course of business and normal year-end adjustments that are not in the aggregate materially adverse to the Company. The Offering Documents, taken as a whole, present fairly the business and financial position of the Company as of the Closing Date.


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        2.6 No Material Adverse Change. Except as may be reflected in or contemplated by the Offering Documents, subsequent to the dates as of which information is given in the Offering Documents, and prior to the Closing Date, taken as a whole, there has not been any material adverse change in the condition, financial or otherwise, or in the results of operations of the Company or in its business.

        2.7 No Defaults. Except as disclosed in the Offering Documents or in writing to the Agent, the Company is not in default in any material respect in the performance of any obligation, agreement or condition contained in any material debenture, note or other evidence of indebtedness or any material indenture or loan agreement of the Company. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company (in any respect that is material to the Company), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any property of the Company is bound, or to the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or any property of the Company. The consent, approval, authorization or order of any court or governmental instrumentality, agency or body is not required for the consummation of the transactions herein contemplated except such as may be required under the Act or under the Blue Sky or securities laws of any state or jurisdiction.

        2.8 Incorporation and Standing. The Company is, and at the Closing Date will be, duly formed and validly existing in good standing as a corporation under the laws of the State of Delaware and with full power and authority (corporate and other) to own its properties and conduct its business, present and proposed, as described in the Offering Documents; the Company, has full power and authority to enter into this Agreement, and the Company is duly qualified and in good standing as a foreign entity in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company or its properties.

        2.9 Legality of Outstanding Securities. Prior to the Closing Date, the outstanding securities of the Company have been duly and validly authorized and issued, and are fully paid and non-assessable, and conform in all material respects to the statements with regard thereto contained in the Offering Documents.

        2.10 Legality of Securities. The Securities when sold and delivered in accordance with the Offering Documents, and the Agent Securities (as defined in Section 3.4 below) when issued and delivered, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with the terms thereof, and the Securities and Agent Securities shall be duly and validly issued and outstanding, fully paid and nonassessable. The Common Stock into which any Securities are exercisable and the Common Stock into which any of Agent's Securities are exercisable, when issued upon exercise of any Securities or upon exercise of any of Agent's Securities, as applicable, shall be duly and validly issued and outstanding, fully paid and non-assessable.

        2.11 Litigation. Except as set forth in the Offering Documents, there is now, and at the Closing Date there will be, no action, suit or proceeding before any court or governmental agency, authority or body pending or, to the knowledge of the Company, threatened, which might result in judgments against the Company not adequately covered by insurance or which collectively might result in any material adverse change in the condition (financial or otherwise) or business of the Company or which would materially adversely affect the properties or assets of the Company.

        2.12 Finders. The Company does not know of any outstanding claims for services in the nature of a finder's fee or origination fees with respect to the sale of the Securities hereunder for which the Agent may be responsible, and the Company will indemnify the Agent from any liability for such fees (including the


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payment of attorney's fees incurred by Agent due to any claim by any such finder or originator) by any party who, in the reasonable opinion of Agent's counsel, has a legitimate claim for such compensation from the Company and for which person the Agent is not legally responsible. In the event of such claim, Agent shall properly notify Company thereof and the Company may, at its option and at its sole cost and expense, take over the defense of such a claim with counsel of its choice, reasonably satisfactory to Agent. Agent shall not settle any such claims or litigation arising hereunder without the prior written consent of the Company, which shall not be unreasonably withheld.

        2.13 Tax Returns. The Company has filed all federal and state and local tax returns which are required to be filed, and has paid all material taxes shown on such returns and on all assessments received by it to the extent such taxes have become due (except for taxes the amount of which the Company is contesting in good faith). All taxes with respect to which the Company is obligated have been paid, or adequate accruals have been set up to cover any such unpaid taxes.

        2.14 Authority. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Company except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, by principles governing enforcement of equitable remedies and, with respect to indemnification against liabilities under the Act, matters of public policy.

        2.15 Actions by the Company. The Company will not take any action which will impair the effectiveness of the transactions contemplated by this Agreement.

3.      ISSUE, SALE AND DELIVERY OF THE SECURITIES.

        3.1 Deliveries of Securities. Certificates in such form that, subject to applicable transfer restrictions as described in the Subscription Agreement, they can be negotiated by the purchasers thereof (issued in such denominations and in such names as the Agent may direct the Company to issue) for the Securities, and the Agent Securities (described in Section 3.4 below), shall be delivered by the Company to the Escrow Agent, with copies made available to the Agent for checking at least one (1) full business day prior to the Closing Date, it being understood that the directions from the Agent to the Company shall be given at least two (2) full business days prior to the Closing Date. The certificates for the Securities and the Agent Securities shall be delivered at the at the Initial Tranche Closing and at each subsequent Call Closing (as defined hereinafter).

        3.2 Escrow of Funds. Pursuant to the Escrow Agreement, a copy of which is attached hereto as Exhibit "A" (the "Escrow Agreement"), executed by the Company, each Subscriber and the escrow agent (the "Escrow Agent"), the Subscribers shall place all funds for purchase of Securities in an escrow account set up by the Company. The Company shall have the right in its sole and absolute discretion, for any reason or no reason, to approve or reject the subscriptions of each Subscriber, as described the Subscription Agreement. With respect to the Initial Tranche Closing, at such time as Subscribers subscribing for at least the Minimum Proceeds have delivered to the Escrow Agent their signed subscription documents, those Subscribers have been approved by the Company and all other Closing conditions have been met, Escrow Agent shall release the subscription funds and signed documents to the Company and release the certificates representing the Securities to the Subscribers. In no event, however, shall the Initial Tranche Closing occur after June 22, 1998, unless a later date is agreed upon by the Company and the Agent (the "Termination Date"). Pursuant to the Escrow Agreement, the Subscribers shall place all funds for purchase of Securities with respect to any Call for Proceeds into such escrow account set up by the Company. With respect to any Call Closing, at such time as Subscribers have delivered to the Escrow Agent any necessary Closing documents, those Subscribers have been


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approved by the Company and all other Closing conditions have been met, Escrow
Agent shall release the subscription funds and signed documents to the Company and release the certificates representing the Securities to the Subscribers.

        3.3 Closing Date. The Initial Tranche Closing shall take place at the offices of Escrow Agent on the Initial Tranche Closing Date as specified in the Subscription Agreement. Any subsequent Call Closing shall take place at the offices of the Escrow Agent on each Call Closing Date as specified in the Subscription Agreement. The Initial Tranche Closing Date and any Call Closing Date shall be referred to herein as the "Closing Date."

        3.4 Agent's Compensation. The Company shall pay the Agent the amounts pursuant to Section 3.4.1 and 3.4.2 herein, which shall be the full amount payable to the Agent for its services, as fees and expenses, in connection with this Offering.

                3.4.1 First Ten Million Dollars Placed. For the first Ten Million Dollars ($10,000,000) placed in this Offering, the Agent shall be paid:

                      (a) a cash placement fee ("First Cash Placement Fee") equal to seven percent (7%) of the purchase price of any and all Securities placed up to the aggregate purchase price of the first ten million dollars ($10,000,000) of Securities placed, which shall equal a total of seven hundred thousand dollars ($700,000) for the first ten million dollars ($10,000,000) of Securities placed;

                      (b) a non-accountable expense allowance equal to one percent (1%) of the purchase price of any and all Securities placed up to the aggregate purchase price of the first ten million dollars ($10,000,0000) of Securities placed, which covers legal and brokerage expenses of this portion of the placement (the "First Non-Accountable Expense Allowance," together with the First Cash Placement Fee, referred to as the ("First Cash Fee")); and

                      (c) an amount of securities (the "First Agent Securities") equal to (i) eight percent (8%) of all Common Stock issued to Subscribers (the "First Agent Common Stock") and (ii) eight percent (8%) of all warrants issued to Subscribers, subject to adjustment as specified in Section 3.5 below.

                3.4.2 Securities Placed in Excess of Ten Million Dollars. For the placement of Securities in excess of Ten Million Dollars ($10,000,000) in this Offering, the Agent shall be paid:

                      (a) a cash placement fee (the "Second Cash Placement Fee," together with the First Cash Placement Fee, referred to as the Cash Placement
Fee) equal to seven percent (7%), of the purchase price of any and all Securities placed in excess of the aggregate purchase price of ten million dollars ($10,000,000), which shall equal a total of seven hundred thousand dollars ($700,000) for the next ten million dollars ($10,000,000) of Securities placed;

                      (b) a one time non-accountable expense allowance (the "Second Non- Accountable Expense Allowance," together with the Second Cash Placement Fee and the First Cash Fee, referred to as the "Cash Fee") equal to one hundred thousand dollars ($100,000) for any and all Securities placed in excess of the aggregate purchase price of ten million dollars ($10,000,000), such non-accountable expense allowance to be paid upon placement of any Securities resulting in an aggregate purchase price in excess of ten million one Hundred thousand dollars ($10,100,000); and

                      (c) an amount of securities (the "Second Agent Securities" together with the First Agent Securities, referred to as the "Agent Securities") equal to (i) eight percent (8%) of all Common Stock issued to Subscribers (the "Second Agent Common Stock," together with the First Agent Common Stock


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referred to as the Agent Common Stock) and (ii) eight percent (8%) of all warrants issued to Subscribers, subject to adjustment as specified in Section
3.5 below.

        3.5 Reset of Agent Securities. If the Agent is not able to close, on or before August 25, 1998, the Company's private placement of at least four million dollars ($4,000,000) to fund the buyout of certain distribution rights from Biotechnology Development Ltd. pursuant to that certain Letter of Agreement by and between Company and Agent, dated on or about June 15, 1998, then the amount of First Agent Securities payable to Agent pursuant to Section 3.4.1(c) shall be increased from eight percent (8%) to ten percent (10%) and the amount of Second Agent Securities payable to Agent pursuant to Section 3.4.2(c) shall be increased from eight percent (8%) to ten percent (10%), in each case such increase to be applied retroactively to all securities issued to Agent since the date of execution of this Agreement. In order to give effect to such retroactive increase, the Company shall issue, within five (5) business days of such increase, such additional First Agent Securities and/or Second Agent Securities as is necessary to fully compensate Agent for all amounts placed prior to August 25, 1998.

        3.6 Payment of Fees. The Escrow Agent shall be instructed to pay all Cash Fees and to deliver all Agent Securities pursuant to Section 3.4 of this Agreement, directly to the Agent from the proceeds of the Initial Tranche Closing and all subsequent Call Closings, simultaneous with the transfer of proceeds to the Company.

        3.7 Press Release. The Agent shall have the right to review and comment upon any press release issued by the Company in connection with the Offering.

4.      OFFERING OF THE SECURITIES ON BEHALF OF THE COMPANY.

        4.1 In offering the Securities for sale, the Agent shall offer them solely as an agent for the Company, and such offer shall be made upon the terms and subject to the conditions set forth in the Offering Documents. The Agent shall commence making such offer as an agent for the Company as soon as possible following delivery of the final Company approved Offering Documents to Agent (or notification by Company or its Counsel the latest version of any Offering Documents on Agent's computer system is acceptable for faxing to Subscribers).

        4.2 The Agent will only make offers to sell the Securities to, or solicit offers to subscribe for any Securities from, persons or entities that Agent reasonably believes are "accredited investors" as defined Regulation D.

5.      RIGHT OF FIRST REFUSAL.

        The Company hereby grants Agent rights of first refusal as follows:

        5.1 The Agent has the night of first refusal to act as placement agent for any future private financings of the Company under which the Company issues or sells, or agrees to issue or sell, for cash (a) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (i) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (ii) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security or upon the occurrence of specified contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or (b) any securities of the Company pursuant to an equity


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line structure or format similar in nature to this Offering or otherwise, excluding joint ventures, mergers, acquisitions, or similar transactions; provided, however, that the Agent has the right of first refusal to act as placement agent for any future private financings between the Company and each Subscriber pursuant to the Subscription Agreement, whether equity securities, convertible debt securities, or securities or instruments convertible into or exchangeable for debt or equity securities of the Company, excluding joint ventures, mergers, acquisitions, or similar transactions. The duration of the Agent's right of first refusal under this Section 5.1 shall be for a period of two (2) years following the Initial Tranche Closing Date.

        5.2 In the event that the Company wishes to undertake a transaction described in this Section 5, the Company must send Agent a written notice of the proposed transaction (whether the transaction is initiated by the Company or is offered to the Company by a third party), in sufficient specificity to allow the Agent to understand the proposed transaction clearly. This notice must be delivered to Agent at least twenty (20) days prior to the proposed closing of the transaction. The Agent shall have fifteen (15) days from receipt of that notice to determine whether or not it wishes to exercise its right of first refusal with respect to that transaction. The Agent shall notify the Company in writing of its decision to exercise or waive its right of first refusal with respect to the transaction described in the notice. If the Agent waives its right of first refusal with respect to a particular transaction, the Company may proceed with that transaction; provided, however, that if prior to any Closing in the proposed transaction the terms of the transaction are changed in any material way from the terms set forth in the notice to the Agent, the Agent's night of first refusal shall commence again. Agent's waiver of its rights of its rights of first refusal with respect to any specific transaction shall not act as a waiver of its rights with respect to future transactions within the applicable time period.

        5.3 In the event that Company breaches Section 5.1 of this Agreement, Agent shall be entitled to receive compensation based upon the aggregate purchase price of securities placed in such transaction in an amount calculated pursuant to Section 3.4 hereof, excluding, however, all amounts designated as Non- Accountable Expense Allowances.

6.      COVENANTS OF THE COMPANY.

        The Company covenants and agrees with the Agent that:

        6.1 After the date hereof, the Company will not at any time, prepare and distribute any amendment or supplement to the Offering Documents, of which amendment or supplement the Agent shall not previously have been advised and the Agent and its counsel furnished with a copy within a reasonable time period prior to the proposed adoption thereof, or to which the Agent shall have reasonably objected in writing on the ground that it is not in compliance with the Act or the Rules and Regulations (if applicable).

        6.2 The Company will pay, whether or not the transactions contemplated hereunder are consummated or this Agreement is prevented from becoming effective or is terminated, all costs and expenses incident to the performance of its obligations under this Agreement, including all expenses incident to the authorization of the Securities and their issue and delivery to the Agent, any original issue taxes in connection therewith, all transfer taxes, if any, incident to the initial sale of the Securities, the fees and expenses of the Company's counsel (except as provided below) and accountants, the cost of reproduction and furnishing to the Agent copies of the Offering Documents as herein provided; provided, however, that the Company shall not be responsible for the direct payment of fees and costs incurred by Agent, including attorney's fees of or any costs incurred by the Agent's counsel.

        6.3 As a condition precedent to the Initial Tranche Closing, the Company will deliver to the Agent a true and correct copy of all documents requested by Agent included in Agent's due diligence request,


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including but not limited to the Certificate of Incorporation of the Company, and all amendments and certificates of designation of preferences of preferred stock, certified by the Secretary of State of the State of Delaware.

        6.4 Prior to the Closing Date, the Company will cooperate with the Agent in such investigation as it may make or cause to be made of all of the properties, business and operations of the Company in connection with the Offering of the Securities. The Company will make available to it in correction therewith such information in its possession as the Agent may reasonably request and will make available to the Agent such persons as the Agent shall deem reasonably necessary and appropriate in order to verify or substantiate any such information so supplied.

        6.5 The Company shall be responsible for making any and all filings required by the Blue Sky authorities of the State of Delaware and filings required by the laws of the jurisdictions in which the Subscribers who are accepted for purchase of Securities are located, if any.

        6.6 The Company shall, at its next annual shareholder meeting, to be held no later than October 31, 1998, use its best efforts to obtain approval of its shareholders to authorize (i) the issuance of the full number of shares of Common Stock which would be issuable pursuant to the Subscription Agreement but for the Cap Amount, as defined in the Subscripton Agreement, and eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities with respect to the Company's ability to issue shares of Common Stock in excess of the Cap Amount (such approvals being the "Shareholder 20% Approval").

7.      NON-CIRCUMVENTION & CONFIDENTIALITY OF PROPRIETARY AGENT INFORMATION.

        7.1 Non-Circumvention. The investors who participate in the Offering and the other investors who are listed on the schedule attached hereto as Exhibit B shall be considered, for purposes of this Agreement, the property of Agent. The Company on behalf of itself, its parent or its subsidiaries (collectively hereinafter referred to as "Company") agree not to circumvent, directly or indirectly, Agent's relationship with these investors, their parents or any of the investors' subsidiaries or affiliates (collectively hereinafter referred to as "Investors") and Company will not directly or indirectly contact or negotiate with any of these Investors regarding an investment in the Company, or any other company, and will not enter into any agreement or transaction with Investors, or disclose the names of Investors, except as such disclosure may be required by any law, rule, regulation, regulatory body, court or administrative agency, for a period of time beginning on the date hereof and ending on the date that is two
(2) years after the Initial Tranche Closing Date without the prior written approval of Agent; provided, however, that notwithstanding the above, nothing contained in this Agreement shall prevent Company from directly or indirectly, selling securities to the Investors through a public offering or from, directly or indirectly, contacting or negotiating with the Investors in satisfaction of Company's obligations under the Subscription Agreements entered into in connection herewith. In the event that the Company, with Swartz's advance written permission accepts an investment (a "Subsequent Investment") from an Investor or Investors (other than in a public offering) in a placement being arranged without an agent or through an agent other than the Agent during the period beginning on the date hereof and terminating on the second (2nd) anniversary of the Initial Tranche Closing Date as described in the Subscription Agreement, the Company agrees to pay to the Agent a fee equal to six percent (6%) of all amounts invested by such Investor(s). In the event that the Company accepts a Subsequent Investment without Swartz's advance written permission, the Company agrees to pay to the Agent a fee equal to eight percent (8%) of all amounts invested by such Investor(s).


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        Any Class B investor, from the previous Swartz placement are subject to the Original Non-circumvent Agreement between Company and Swartz, dated December 27, 1995. Class B investors are listed on the schedule attached hereto as Exhibit C.

        7.2 Specific Performance and Attorney's Fees. The Company acknowledges and agrees that, if it breaches its obligations under Sections 7.1, damages at law will be an insufficient remedy to Agent and that Agent would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that Agent shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief against the breaching party to enforce the provisions of such sections, which injunctive relief shall be in addition to any other rights or remedies available to Agent. The Company agrees to pay to Agent (severally and not jointly) all costs and expenses incurred by Agent relating to the enforcement of the terms of Sections 7.1 hereof due to its own actions, whether by injunction, a suit for damages or both, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

8.      INDEMNIFICATION.

        8.1 The Company agrees to indemnify and hold harmless the Agent, each person who controls the Agent within the meaning of Section 15 of the Act and the Agent's employees, accountants, attorneys and agents (the "Agent's Indemnitees") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act or the '34 Act or any other statute or at common law and for any reasonable legal or other expenses (including the costs of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities and litigation arise out of or are based upon (i) the Company's breach of its obligations under the Subscription Agreement to deliver shares of Common Stock to a Subscriber upon submission by Subscriber of the required documentation, or
(ii) any untrue statement of material fact contained in the Offering Documents or any amendment or supplement thereto or any application or other document filed in any state or jurisdiction in order to qualify the Securities under the Blue Sky or securities laws thereof, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, under the circumstances under which they were made, not misleading, all as of the date of the Offering Documents or of such amendment as the case may be, or
(iii) any breach of any representation, warranty or covenant made by the Company in this Agreement, provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such litigation, if such settlements are made without the consent of the Company (but no such settlement may be made without the Company's prior written consent, which consent shall not be unreasonably withheld), nor shall it apply to the Agent's Indemnitees in respect to any such losses, claims, damages or liabilities arising out of or based upon any such untrue statement or alleged untrue statement or any such omission or alleged omission, if such statement or omission was made in reliance upon information furnished in writing to the Company by the Agent specifically for use in connection with the preparation of the Offering Documents or any such amendment or supplement thereto or any application or other document filed in any state or jurisdiction in order to qualify the Securities under the Blue Sky or securities law thereof. This indemnify agreement is in addition to any other liability which the Company may otherwise have to the Agent's Indemnitees. The Agent's Indemnitees agree, within ten (10) days after the receipt by them of written notice of the commencement of any action against them in respect to which indemnify may be sought from the Company under this Section 8.1, to notify the Company in writing of the commencement of such action; provided, however, that the failure of the Agent's Indemnitees to notify the Company of any such action shall not relieve the Company from any liability which it may have to the Agent's Indemnitees on account of the indemnity agreement contained in this Section 8.1, except with respect to any failure which irreparably prejudices the Company or causes an event of adjudication materially adverse to the Company. The Company shall not be relieved from any other liability which it may have to the Agent's Indemnitees, and if the Agent's

Indemnitees shall notify the Company of the commencement thereof, the Company shall be entitled to participate in (and, to the extent that the Company shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of recognized standing and reasonably satisfactory to the Agent's Indemnitees, defendant or defendants, in such litigation. The Company agrees to notify the Agent's Indemnitees promptly of the commencement of any litigation or proceedings against the Company or any of the Company's officers or directors of which the Company may be advised in connection with the issue and sale of any of the Securities and to furnish to the Agent's Indemnitees, at their request, copies of all pleadings therein and to permit the Agent's Indemnitees to be observers therein and apprise the Agent's Indemnitees of all developments therein, all at the Company's expense.

        8.2 With the exception provided below as to limitations of indemnity, the Agent agrees, in the same manner and to the same extent as set forth in
Section 8.1 above, to indemnify and hold harmless the Company, and the Company's and Company's directors, officers, employees, accountants, attorneys and agents (the "Company's Indemnitees") with respect to (i) any statement in or omission from the Offering Documents or any amendment or supplement thereto or any application or other document filed by the Company in any state or jurisdiction in order for the Company to qualify, the Securities under the Blue Sky or securities laws thereof, or any information furnished pursuant to Section 2.4 hereof, if such statement or omission was made in reliance upon information furnished in writing to the Company by the Agent in a document executed by Agent on its behalf specifically for use in connection with the preparation thereof or supplement thereto, or (ii) any untrue statement of a material fact made by the Agent or its agents not based on statements in the Offering Documents or authorized in writing by the Company, or with respect to any misleading statement made by the Agent or its agents resulting from the omission of material facts which misleading statement is not based upon the Offering Documents, and any documents filed with public or governmental authorities or agencies, and any public press releases or information furnished in writing by the Company or, (iii) any breach of any representation, warranty or covenant made by the Agent in this Agreement. The Agent shall not be liable for amounts paid in settlement of any such litigation if such settlement was effected without its consent. In case of the commencement of any action in respect of which indemnity may be sought from the Agent, the Company's Indemnitees shall have the same obligation to have notice as set forth in Section 8.1 above, subject to the same loss of indemnity in the event such notice is not given, and the Agent shall have the same night to participate in (and, to the extent that it shall wish, to direct) the defense of such action at its own expense, but such defense shall be conducted by counsel of recognized standing reasonably satisfactory to the Company. The Agent agrees to notify the Company's Indemnitees, at their request, and to provide copies of all pleadings therein and to permit the Company's Indemnitees to be observers therein and appraise them of all the developments therein, all at the Agent's expense. As to Damages, Company recognizes that since it is receiving the net proceeds of the monies generated by this placement, that indemnity, if any, to be paid by the Placement Agent to the Company shall be strictly limited to the Placement Agent's Cash Fee, inclusive of attorney fees and costs of arbitration and/or court proceedings.

9.      LIQUIDATION DAMAGES.

        Company and Agent both acknowledge that it would be extremely impractical and difficult to ascertain the actual damages to be suffered by Company if Agent is found by an arbitrator or a court of competent jurisdiction to have breached any of the representations, warranties and covenants contained in Section 13 of this instrument. Accordingly, should a breach of the representations of Section 13 be proven and Agent found liable for said breach, Company and Agent hereby agree that the damages shall be limited to an amount equal to the Cash Placement Fee received by Agent pursuant to Section 3.4 of this Agreement plus the return to the Company of the Agent Securities received by Agent pursuant to Section 3.4 of this Agreement (or, to the extent that the Agent Securities have already been sold by Agent, the value, as defined below, of the Agent Securities), inclusive of all attorney's fees and cost of court. For purposes hereof, the value of the Agent Common Stock shall be deemed to equal the lesser of (i) the aggregate Share Price of any Agent Common Stock issued to Agent or (ii) the market value of such Agent Common Stock on the date that such shares were sold by Agent, and in either case, the Agent may return such Agent Common Stock to the Company in lieu of any payment, as to the value of such Agent Securities, for damages pursuant to this Section. For purposes hereof, the value of each Warrant issued to Agent which has been exercised by Agent shall be the difference of (i) the market value of the Common Stock received upon such exercise on the date that such shares were sold by Agent, minus (ii) the Exercise Price of such Warrant. This provision is not to be construed as a penalty, but as full liquidated damages under Georgia law.

10.     EFFECTIVENESS OF AGREEMENT.

        This Agreement shall become effective (i) at 9:00 A.M., Atlanta, Georgia time, on the date hereof or (ii) upon release by the Agent of the Securities for offering after the date hereof, whichever occurs first. The Agent agrees to notify the Company immediately after the Agent shall have taken any action by such release or otherwise wherein this Agreement shall have become effective.

11.     CONDITIONS OF THE AGENT'S OBLIGATIONS.

        The Agent's obligations to act as agent of the Company hereunder and to find purchasers for the Securities shall be subject to the accuracy, as of the Closing Date, of the representations and warranties on the part of the Company herein contained, to the fulfillment of or compliance by the Company with all covenants and conditions hereof, and to the following additional conditions:

        11.1 Counsel to the Agent shall not have objected in writing or shall not have failed to give his consent to the Offering Documents (which objection or failure to give consent shall not have been done unreasonably).

        11.2 The Agent shall not have disclosed to the Company that the Offering Documents, or any amendment thereof or supplement thereto, contains an untrue statement of fact, which, in the opinion of counsel to the Agent, is material, or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein, or is necessary to make the statements therein, under the circumstances in which they were made, not misleading.

        11.3 Between the date hereof and the Closing Date, the Company shall not have sustained any loss on account of fire, explosion, flood, accident, calamity or any other cause of such character as would materially adversely affect its business or property considered as an entire entity, whether or not such loss is covered by insurance.

        11.4 Except as set forth in the Disclosure Documents to the Subscripton Agreement, during the time period between the date hereof and the Initial Tranche Closing Date, there shall be no litigation instituted or threatened against the Company, and there shall be no proceeding instituted or threatened against the Company before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially adversely affect the business, franchises, license, permits, operations or financial condition or income of the Company considered as an entity.

        11.5 Except as contemplated herein or as set forth in the Offering Documents, during the period subsequent to the most recent financial statements contained in the Offering Documents, if any, and prior to the Initial Tranche Closing Date, the Company (i) shall have conducted its business in all material respects in the usual and ordinary manner as the same is being conducted as of the date hereof and (ii) except in the ordinary course of business, the Company shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any assets, or entered into any material transaction or suffered or experienced any substantially adverse change in its condition, financial or otherwise. At the Closing Date, the equity account of the Company shall be substantially the same as reflected in the most recent balance sheet contained in the Offering Documents except for reductions for matters discussed in the Subscription Agreements and without considering the proceeds from the sale of the Securities other than as may be set forth in the Offering Documents.

        11.6 The authorization of the Securities by the Company and all proceedings and other legal matters hereto and to this Agreement shall be reasonably satisfactory in all material respects matters to counsel to the Agent, who shall have furnished the Agent on the Closing Date with such favorable opinion with respect to the sufficiency of all corporate proceedings and other legal matters relating to this Agreement as the Agent may reasonably require, and the Company shall have furnished such counsel such documents as he may have requested to enable him to pass upon the matters referred to in this subparagraph.

        11.7 The Company shall have furnished to the Agent the opinion, dated the Closing Date, addressed to the Agent, from counsel to the Company, as required by the Subscription Agreement in substantially the form attached to the Subscription Agreement as Exhibit D.

        11.8 The Company shall have furnished to the Agent a due diligence back up certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company (a copy of which is attached hereto as Exhibit C), dated as of the Closing Date, to the effect that:

             (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of the Closing Date (other than representations and warranties which by their terms are specifically limited to a date other than the Closing Date), and the Company has complied with all the agreements and has satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

             (ii) the Company has carefully examined the Offering Documents, and any amendments and supplements thereto, and, to the best of its knowledge, all statements contained in the Offering Documents, and any amendments and supplements thereto, are true and correct, and neither the Offering Documents, nor any amendment or supplement thereto, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein under the circumstances in which they were made not misleading, and since the date hereof, there has occurred no event required to be set forth in an amended or supplemented Offering Documents, which has not been set forth; except as set forth in the Offering Documents, since the respective dates as of which the periods for which the information is given in the Offering Documents and prior to the date of such certificate, (a) there has not been any material adverse change, financial and otherwise, in the affairs of condition of the Company, and (b) except as disclosed in the Offering Documents, the Company has not incurred any material liabilities, direct or contingent or entered into any material transactions, otherwise than in the ordinary course of business; and

             (iii) the Company has provided true and correct copies of all documents in its possession or which it could obtain that were requested by Agent pursuant to any due diligence inquiry.

12.     TERMINATION.

        12.1 This Agreement may be terminated by the Agent by notice to the Company in the event that the Company shall have failed or been unable to comply with any of the material terms, conditions or provisions of this Agreement on the part of the Company to be performed, complied with fulfilled within the respective times, if any, herein provided for, unless compliance therewith or performance or satisfaction thereof shall have been expressly waived by the Agent in writing. However, if any material breach by Company can be cured within ten (10) business days, Agent shall provide Company such reasonable period to cure.

        12.2 This Agreement may be terminated by the Company by notice to the Agent in the event that the Agent shall have failed or been unable to comply with any of the terms, conditions or provisions of this Agreement on the part of the Agent to be performed, complied with or fulfilled within the respective times, if any, herein provided for, unless compliance therewith or performance or satisfaction thereof shall have been expressly waived by the Company in writing. However, if any material breach by Agent can be cured within ten (10) business days, Company shall provide Agent such ten (10) business days to cure.

        12.3 This Agreement may be terminated by the Agent by notice to the Company at any time, if, in the reasonable, good faith judgment of the Agent, payment for and delivery of the Securities is rendered impracticable or inadvisable because: (i) additional material governmental restrictions not in force and effect on the date hereof shall have been imposed upon trading in securities generally, (ii) a war or other national calamity shall have occurred, or (iii) the condition of the market (either generally or with reference to the sale of the Securities to be offered hereby) or the condition of any matter affecting the Company or any other circumstance is such that it would be undesirable, impracticable or inadvisable, in the judgment of the Agent, to proceed with this Agreement or with the Offering.

        12.4 Any termination of this Agreement pursuant to this Section 12 shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay the costs and expenses provided to be paid by it specified in Sections 3 and 5; and the Company and the Agent shall be obligated to pay, respectively, all losses, claims, damages or liabilities, joint or several, under Section 8.1 in the case of the Company and
Section 8.2 in the case of the Agent.

13.     AGENT'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

        The Agent represents and warrants to and agrees with the Company that:

        13.1 The Placement Agent is a limited liability company duly organized and existing under the laws of the state of Georgia. The Placement Agent is an OSJ branch office of Dunwoody 91 Brokerage Services, Inc., a licensed NASD broker-dealer, and a member of SIPC.

        13.2 There is not now pending or threatened or to the Agent's knowledge, contemplated against the Agent any action or proceeding of which the Agent has been advised, either in any court of competent jurisdiction, before the Commission or before any state securities commission or the NASD, concerning the Agent's activities which would impair the ability of the Agent to conduct the Offering as contemplated by this Agreement.

        13.3 In the event any action or proceeding of the type referred to
Section 13.2 above shall in be instituted or threatened against the Agent at any time prior to the Closing Date or, in the event there shall be filed by or against the Agent in any court, pursuant to any federal, state, local or municipal statute, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of its assets or if the Agent makes an assignment for the benefit of creditors, the Company shall have the right, on three (3) days' written notice to the Agent, to terminate this Agreement without any liability to the Agent of any kind, except for the payment of all expenses provided herein.

        13.4 Agent understands and acknowledges that prior to issuance, the Securities are not being registered under the Act, and that the Offering is to be conducted pursuant to Regulation D under the Securities Act of 1933, as amended, (the "Act"). Accordingly, in conducting its activities under this Agreement.

             (a) Agent has not offered or sold and will not offer or sell any Securities to any investor which Agent does have reasonable grounds to believe, or does not believe, is an "Accredited Investor," within the meaning of Regulation D under the Act.

             (b) Agent has not offered or sold and will not offer or sell any Securities by means of any form of general solicitation or general advertising, including, but not limited to, the following:

                 (1) any advertisement article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and

                 (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

             (c) Agent will not solicit or accept the subscription of any person unless immediately before accepting such subscription Agent has reasonable grounds to believe and does believe that (i) such person is an Accredited Investor and (ii) all representations made and information furnished by such person in the Subscription Agreement and related documents are true and correct in all material respects.

             (d) Agent will not solicit any purchasers of any Securities unless the Offering Documents are furnished to such prospective purchaser.

             (e) Upon notice from the Company that the Offering Documents are required to be amended or supplemented, Agent will immediately cease use of the Offering Documents until Agent has received such amendment or supplement and thereafter will make use of the Offering Documents only as so amended or supplemented, and Agent will deliver a copy of such amendment or supplement to each prospective investor to whom a copy of the Offering Documents had previously been delivered (and who has not returned such copy).

             (f) Agent will use its best efforts to conduct the offering of the Securities in a manner that will allow the availability of the private offering exemption from federal securities regulation provided by Regulation D promulgated under the Securities Act of 1933, as amended.

             (g) Agent will notify the Company in writing promptly when any event shall have occurred during the Offering Period as a result of which any representation or warranty of the Agent herein would not be true.

        13.5 Neither the Agent nor any of its Affiliates will take any action which will impair the effectiveness of the transactions contemplated by this Agreement.

        13.6 All corporate actions by Agent required for the execution, delivery and performance of this Agreement have been taken. The execution and delivery of this Agreement by the Agent, the observance and performance thereof, and the consummation of the transactions contemplated herein or in the Offering

Documents do not and will not constitute a material breach of, or a material default under, any instrument or agreement by which the Agent is bound, and does not and will not, to the best of the Agent's knowledge, contravene any existing law, decree or order applicable to it. This Agreement constitutes a valid and binding agreement of Agent, enforceable in accordance with its terms.

        13.7 Agent understands that the Company is relying upon Agent's representations and warranties in connection with the Offering and the sale of the Securities contemplated by this Agreement.

        13.8 Agent's representations and warranties under this Section 13 shall be true and correct as of the Closing, and shall survive the Closing indefinitely.

        13.9 Upon closing of the Offering and with the Company's prior written approval for each such service to be provided, Placement Agent agrees to provide the following services (the "PLUS Package Aftermarket Services") for a period of one (1) year following the Initial Tranche Closing Date of the Offering (service may be provided for periods following one (1) year subject to subsequent agreement between Company and Placement Agent).

                (1)         Analyst Coverage and Reporting

                            Placement Agent's analyst will prepare a full-scale research report ("Analyst Report") on the Company which is expected to include the following:

                            - Company's Technology
                            - Company's Target Market
                            - Industry overview
                            - Business plan & strategy
                            - Competitors
                            - Current contracts
                            - 3rd Party Partners
                            - Company Management and Board

                            The Analyst Report will be prepared following the Offering and will be updated at least quarterly thereafter.

                (2) Identification of Target Institutions to Distribute Analyst Coverage.

                            Placement Agent will identify a minimum of twenty five (25) institutional buy- side equity investors (together with the private equity investors in the Offering, referred to as the "Target Affinity Group") which have orientation toward the Company's specific industry and/or small capitalization equity securities. Placement Agent will contact the institutional investment manager of each member of the Target Affinity Group and use its best efforts to get each to agree to participate in the "PLUS" program. Placement Agent will thereafter distribute its Analyst Report to the participating Target Affinity Group, including all Analyst Report updates.

                (3)         Quarterly Institutional Conference Calls.

                            Placement Agent will arrange and conduct Quarterly (post earnings) conference calls between the Target Affinity Group and the Company regarding the Company's progress and future prospects. Placement Agent will bear the telephone expense of such conference calls.

                (4)         Annual Investor Conference.

                            Placement Agent will arrange and conduct a New York based investor conference to highlight the Company to the Target Affinity Group and other institutional equity investors who have interest in attending the Company presentation. The investor conference will be arranged by Placement Agent approximately twelve
                            (12) months after the Offering. Placement Agent will make all arrangements, organize the event, contact and make invitations to targeted participants and provide support personnel at the event. The Company will be responsible for the expenses of all accommodations and conference facilities as well as travel and lodging expenses for Company and Placement Agent personnel during conference.

                (5)         Competitive/Industry Tracking and Alert Service.

                            Placement Agent will identify Company's top three publicly traded competitors and will use reasonable efforts to provide timely "Fax Alerts" to a person designated by Company highlighting significant announcements by competition and of significant industry related news.

                (6)         "PLUS -ONLINE" Services.

                            (i) Internet Site. Placement Agent will, within three (3) months of the closing of the Offering, provide an Internet based on-line system which will provide access to the Target Affinity Group and others designated by the Company (as agreed between Placement Agent and Company) of the following Company related information:

                                 - Company overview/slideshow presentation
                                 - A full motion video of the Company's overview
                                 - Placement Agent Analyst Report coverage
                                   including quarterly updates
                                 - A chronological archive of the Company's
                                   press releases
                                 - Video/voice Archive of Company's quarterly
                                   earnings conference call presentations
                                 - A full motion video "Virtual Roadshow" or
                                   "Factory Tour"
                                 - 10Q and 10K documents

                                 Placement Agent will bear expense of the on-line internet system and uploading/maintenance of all textual and static graphics materials. Company will bear the expense and determine the extent of the full-motion video based presentation material to be included in the on-line presentations.

                            (ii) E-mail Connectivity. The on-line internet
                                 system will include electronic functions between Company management, Placement Agent personnel and the participating "PLUS" Program members.

14.     COMPANY ACKNOWLEDGMENT.

        14.1 Company understands and acknowledges that each of the Investors, in their sole discretion, may elect to hold the Securities for various periods of time, as provided in the Offering Documents, and the Company further acknowledges that Agent makes no representations or warranties as to how long the Securities will be held by each Investor or the Investors' trading history or investment strategies.

        14.2 The number of Initial Tranche Reset Shares, as defined in the Subscription Agreement, that the Company may be obligated to issue on the Initial Tranche Reset Date, as defined in the Subscription Agreement may increase substantially in certain circumstances, including the circumstance in which the trading price of the Common Stock declines. The Company's executive officers and directors have studied and fully understand the nature of this Agreement and the Securities being sold hereunder and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such issuance is in the best interests of the Company.

        14.3 Company understands that there is no assurance as to how the market and/or market makers will respond to the private placement structure.

        14.4 Company acknowledges that Agent has not made (either directly or through any agent or representative) any representations, warranties or covenants contrary to sections 14.1 through 14.3 and that Agent has disclosed the risks inherent in the structure of the Offering including, without limitation, risks associated with the activities contemplated in Sections 14.1 through 14.3.

        14.5 Company acknowledges that due to the existence of the reset provision with respect to the Initial Tranche and the possible issuance of Three Month Reset Shares and Six Month Reset Shares, an issuance of more than twenty percent (20%) of the outstanding Common Stock of Company could occur.

        14.6 Company acknowledges that this Offering will not be deemed to be integrated with any prior placement of securities by the Company under Rule 502 of the Securities Act of 1933 or other applicable law.

15. NOTICES. Except as otherwise expressly provided in this Agreement:

        15.1 Whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing, addressed to the Company, at:

        If to Company:      Attn:   Elizabeth Gorbett-Frost
                                    Techniclone Corporation
                                    14282 Franklin Avenue
                                    Tustin, CA 92780
                                    Telephone: 714-508-6000
                                    Facsimile: 714-838-4094

        With a Copy to:     Attn:   R. C. Shepard
                                    Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport-Beach, CA 92660-6441
                                    Telephone:  714-725-4000
                                    Facsimile:  714-725-4100

        15.2 Whenever notice is required by the provisions of this Agreement to be given to the Agent, such notice shall be given in writing, addressed to the Agent, at:

        If to the Agent:    Attn:   Eric Swartz, President
                                    Swartz Investments, LLC
                                    1080 Holcomb Bridge Road
                                    200 Roswell Sunumt, Suite 285
                                    Roswell, Georgia 30076
                                    Telephone: (770) 640-8130
                                    Facsimile: (770) 640-7150

        With a Copy to:     Attn:   Robert L. Hopkins, President
                                    Dunwoody Brokerage Services, Inc.
                                    8309 Dunwoody Place
                                    Atlanta, Georgia 30350
                                    Telephone: (770) 640-0011
                                    Facsimile: (770) 993-1324

        15.3 Any notice instructing the Escrow Agent to distribute monies or Securities held in Escrow must be signed by authorized agents of both the Company and the Agent in order to be valid.

16.     MISCELLANEOUS.

        16.1 Benefit. This Agreement is made solely for the benefit of the Agent and the Company, their respective officers and directors and any controlling person referred to in Section 15 of the Act and their respective successors and assigns, and no other person may acquire or have any night under or by virtue of this Agreement, including, without limitation, the holders of any Securities. The term "successor" or the term "successors and assigns" as used in this Agreement shall not include any purchasers, as such, of any of the Securities.

        16.2 Survival. The respective indemnities, agreements, representations, warranties, covenants and other statements of the Company and the Agent, or the officers, directors or controlling persons of the Company and the Agent as set forth in or made pursuant to this Agreement and the indemnity agreements of the Company and the Agent shall survive and remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company or the Agent or any such officer, director or controlling person of the Company or of the Agent; (ii) delivery of or payment for the Securities; or (iii) the Closing Date, and any successor of the Company or the Agent or any controlling person, officer or director thereof, as the case may be, shall be entitled to the benefits hereof.

        16.3 Governing Law, Jurisdiction and Arbitration. The validity, interpretation and construction of this Agreement and of each party hereof will be governed by the laws of the State of Delaware. Any controversy or claim arising out of or related to this Agreement or the breach thereof, shall be settled by binding arbitration in Wilmington, Delaware in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association (AAA). A proceeding shall be commenced upon written demand by Company or any Holder to the other. The arbitrator(s) shall enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrators believe is appropriate in light of the merits of parties' respective positions in the issues in dispute. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.

        16.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

        16.5 Confidential Information. All confidential financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting either party will be used solely by the other party in connection with the within transactions, be revealed only to employees or contractors of such other party who are necessary to the conduct of such transactions, and be otherwise held in strict confidence.

        16.6 Public Announcements. Neither party hereto will issue any public announcement concerning the within transactions without the review and comment of the other party. The Agent shall have the right to review and comment upon any press release issued by the Company in connection with the Offering.

        16.7 Finders. Company represents that it is not obligated to pay any compensation or other fees, costs or related expenditures in cash or securities in excess of $200,000 to any underwriter, broker, agent, finder or other representative other than Agent. Company agrees to indemnify the Agent with respect to any other claim for a fee in connection with the Offering. Agent agrees to indemnify the Company with respect to any claim for a finder's fee which arises because of Agent's agreement to pay a fee to the person or entity making such claim.

        16.8 Recitals. The recitals to this Agreement are a material part hereof, and each recital Is incorporated into this Agreement by reference and made a part of this Agreement.

17.     ESCROW AGENT FEES.

        The Placement Agent hereby agrees to pay the Escrow Agent for the opening of the Escrow Account plus incidental expenses (to be paid out of moneys will wired into escrow) for all ordinary services rendered (the "Escrow Fee") pursuant to that certain Escrow Agreement and Instructions (the "Escrow Agreement"), of even date herewith, by and between the Company, each Subscriber and the Escrow Agent. The Placement Agent and Company further agree to pay the Escrow Agent reasonable fees, which shall be agreed upon between the parties, for any services in addition to those provided for pursuant to the Escrow Agreement to the extent that the Placement Agent or the Company, respectively, has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.


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

        IN WITNESS WHEREOF, the parties hereto have duly caused this Placement Agent Agreement to be executed as of the day and year first above written.

                                    "THE COMPANY"
                                    TECHNICLONE CORPORATION


                                    By: /s/ Elizabeth Gorbett-Frost
                                        ----------------------------------------
                                        Elizabeth Gorbett-Frost, CFO


                                    "THE AGENT"
                                    SWARTZ INVESTMENTS, LLC
                                    d/b/a SWARTZ INSTITUTIONAL FINANCE


                                    By: /s/ Eric S. Swartz
                                        ----------------------------------------
                                        Eric S. Swartz, President



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